                                                                             16.


                                                                      Exhibit 11


                             CALCULATION OF AVERAGE
                          NUMBER OF SHARES OUTSTANDING
                            (In thousands of shares)



                         Thirteen Weeks Ended  Twenty-Six Weeks Ended
                         --------------------- ----------------------
                          July 2,     July 3,    July 2,   July 3,
                           1995       1994        1995      1994
                         --------  ----------  ---------  ---------
Number of shares of
Class A and Class B
stock outstanding
at beginning of
period                    11,109    11,713      11,346    11,713

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of re-
stricted stock awards         --        --          18        --

Repurchase of Class B
common stock (weighted)      (34)      (50)       (219)      (25)

Unexercised stock option
equivalent shares com-
puted under the "treasury
stock method"                  9         4           7         5
                          ------    ------      ------    ------

Average number of
shares outstanding
during the period         11,084    11,667      11,152    11,693
                          ======    ======      ======    ======